Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-264388
PRICING SUPPLEMENT No. ELN 3220 dated October 29, 2024 (To Product Supplement No. WF2 dated September 4, 2024, Prospectus Supplement dated May 26, 2022 and Prospectus dated May 26, 2022)

Bank of Montreal Senior Medium-Term Notes, Series I Equity Index and ETF Linked Notes

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

■	Linked to the lowest performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF (each, a “Market Measure”)
■	Potential for a positive return at maturity based on the performance of the lowest performing Market Measure. The lowest performing Market Measure is the Market Measure that has the lowest market measure return (i.e., the lowest percentage change from its starting value to its ending value). The maturity payment amount will reflect the following terms:
■	If the closing value of the lowest performing Market Measure increases or remains unchanged, you will receive the principal amount plus a contingent fixed return of 18.00% of the principal amount
■	If the closing value of the lowest performing Market Measure decreases, you will receive the principal amount, but you will not receive any positive return on your investment
■	Repayment of principal at maturity regardless of the performance of the lowest performing Market Measure (subject to credit risk)
■	Any positive return on the notes at maturity will be limited to the contingent fixed return, even if the ending value of the lowest performing Market Measure significantly exceeds its starting value; you will not participate in any appreciation of the lowest performing Market Measure beyond the contingent fixed return
■	Your return on the notes will depend solely on the performance of the lowest performing Market Measure. You will not benefit in any way from the performance of the better performing Market Measures. Therefore, you will be adversely affected if any Market Measure performs poorly, even if the other Market Measures perform favorably
■	All payments on the notes are subject to the credit risk of Bank of Montreal, and you will have no ability to pursue the Fund or any securities included in or held by the Market Measures for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment
■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity

On the date of this pricing supplement, the estimated initial value of the notes was $938.31 per note. As discussed in more detail in this pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Notes” in this pricing supplement.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-8 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement.

The notes are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the notes are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The notes are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Note	$1,000.00	$33.25	$966.75
Total	$1,000,000	$33,250	$966,750

(1)	Wells Fargo Securities, LLC is the agent for the distribution of the notes and is acting as principal. See “Terms of the Notes—Agent” and “Estimated Value of the Notes” in this pricing supplement for further information.

(2)	In addition to the foregoing, in respect of certain notes sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $1.50 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Wells Fargo Securities

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

Terms of the Notes

Issuer:	Bank of Montreal.
Market Measures:

Nasdaq-100 Index® (the “NDX”), Russell 2000® Index (the “RTY”), and iShares® Russell 2000 Value ETF (the “IWN”) (each, a “Market Measure” and, collectively, the “Market Measures”).

The NDX and the RTY are sometimes referred to herein individually as an “Index” and collectively as the “Indices.” The IWN is sometimes referred to herein as the “Fund.”

Pricing Date:	October 29, 2024.
Issue Date:	November 1, 2024.
Original Offering Price:	$1,000 per note.
Principal Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a principal amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per note will equal:

•     if the ending value of the lowest performing Market Measure is greater than or equal to its starting value: $1,000 plus the contingent fixed return; or

•     if the ending value of the lowest performing Market Measure is less than its starting value: $1,000

If the ending value of the lowest performing Market Measure is less than its starting value, you will not receive any positive return on the notes.

All payments on the notes are subject to the credit risk of Bank of Montreal, and you will have no ability to pursue the Fund or any securities included in or held by the Market Measures for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment.

Stated Maturity Date:	November 3, 2027, subject to postponement. The notes are not subject to redemption by Bank of Montreal or repayment at the option of any holder of the notes prior to the stated maturity date.
Starting Value:

With respect to the Nasdaq-100 Index®: 20,550.65, its closing value on the pricing date.

With respect to the Russell 2000® Index: 2,238.089, its closing value on the pricing date.

With respect to the iShares® Russell 2000 Value ETF: $166.75, its closing value on the pricing date.

Closing Value:

With respect to each Index, "closing value" has the meaning assigned to "closing level" set forth under "General Terms of the Notes—Certain Terms for Notes Linked to an Index—Certain Definitions" in the accompanying product supplement.

With respect to the Fund, "closing value" has the meaning assigned to "fund closing price" set forth under "General Terms of the Notes—Certain Terms for Notes Linked to a Fund—Certain Definitions" in the accompanying product supplement. In addition, with respect to the Fund, the "closing price" and "adjustment factor" have the meanings set forth under "General Terms of the Notes—Certain Terms for Notes Linked to a Fund—Certain Definitions" in the accompanying product supplement.

Ending Value:	The “ending value” of a Market Measure will be its closing value on the calculation day.
Contingent Fixed Return:	The “contingent fixed return” is 18.00% of the principal amount per note ($180.00 per note). As a result of the contingent fixed return, any positive return on the notes at maturity will be limited to 18% of the principal amount. The contingent fixed return is payable only if the ending value of the lowest performing Market Measure is greater than or equal to its starting value.
Market Measure Return:	The “market measure return” with respect to a Market Measure is the percentage change from its starting value to its ending value, measured as follows: ending value – starting value starting value
Lowest Performing Market Measure:	The “Lowest Performing Market Measure” will be the Market Measure with the lowest market measure return.

PRS-2

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

Calculation Day*:	October 29, 2027, subject to postponement.
Market Disruption Events and Postponement Provisions:

The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation day and the stated maturity date, see "General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Notes Linked to Multiple Market Measures" and "—Payment Dates" in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event with respect to an Index, see "General Terms of the Notes—Certain Terms for Notes Linked to an Index—Market Disruption Events" and for information regarding the circumstances that may result in a market disruption event with respect to the Fund, see "General Terms of the Notes—Certain Terms for Notes Linked to a Fund—Market Disruption Events" in the accompanying product supplement.

Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”).
Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences and the Canadian federal income tax consequences of the ownership and disposition of the notes, see “United States Federal Tax Considerations” below, and the sections of the product supplement, “United States Federal Tax Considerations” and “Canadian Federal Income Tax Consequences.”
Agent:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the notes. The agent will receive an agent discount of $33.25 per note. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of $22.50 per note. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per note of the agent discount that it receives to WFA as a distribution expense fee for each note sold by WFA.

In addition, in respect of certain notes sold in this offering, BMOCM may pay a fee of up to $1.50 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

WFS, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the notes. If WFS or any other dealer participating in the distribution of the notes or any of their affiliates conducts hedging activities for us in connection with the notes, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the notes to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06376BZV3

PRS-3

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

Additional Information About the Issuer and the Notes

You should read this pricing supplement together with product supplement No. WF2 dated September 4, 2024, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022 for additional information about the notes. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product Supplement No. WF2 dated September 4, 2024

https://www.sec.gov/Archives/edgar/data/927971/000121465924015917/b830247424b5.htm

•	Prospectus Supplement and prospectus dated May 26, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000119312522160519/d269549d424b5.htm

PRS-4

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

Estimated Value of the Notes

Our estimated initial value of the notes on the pricing date that is set forth on the cover page of this pricing supplement equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the pricing date was determined based on market conditions at that time.

For more information about the estimated initial value of the notes, see “Selected Risk Considerations” below.

PRS-5

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

Investor Considerations

The notes are not appropriate for all investors. The notes may be an appropriate investment for investors who:

▪	seek a contingent fixed return of 18.00% of the principal amount if the ending value of the lowest performing Market Measure is greater than or equal to its starting value, without exposure to any decline in the lowest performing Market Measure, by providing for the repayment of the principal amount at maturity regardless of the performance of the lowest performing Market Measure (subject to the credit risk of Bank of Montreal);

▪	understand that if the ending value of the lowest performing Market Measure is greater than its starting value, the return they will receive at maturity will be limited to the contingent fixed return, regardless of the extent to which the ending value of the lowest performing Market Measure exceeds its starting value;

▪	are willing to accept the risk that, if the ending value of the lowest performing Market Measure is less than its starting value, the notes will only pay the principal amount per note and will not receive any positive return on the notes at maturity;

▪	understand that the return on the notes will depend solely on the performance of the lowest performing Market Measure and that they will not benefit in any way from the performance of the better performing Market Measures;

▪	understand that the notes are riskier than alternative investments linked to only one of the Market Measures or linked to a basket composed of each Market Measure;

▪	are willing to forgo interest payments on the notes and dividends on the shares of the Fund and on the securities included in or held by the Market Measures; and

▪	are willing to hold the notes until maturity.

The notes may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

▪	anticipate that the ending value of the lowest performing Market Measure will be less than its starting value, or are unwilling or unable to accept the risk that, if it is, the notes will only pay the principal amount per note at maturity and will not receive any positive return on the notes at maturity;

▪	seek uncapped exposure to the upside performance of the lowest performing Market Measure;

▪	seek exposure to a basket comprised of each Market Measure or a similar investment in which the overall return is based on a blend of the performance of the Market Measures, rather than solely on the lowest performing Market Measure;

▪	are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page;

▪	seek current income over the term of the notes;

▪	are unwilling to accept the risk of exposure to the Market Measures;

▪	seek exposure to the Market Measures but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the notes;

▪	are unwilling to accept the credit risk of Bank of Montreal to obtain exposure to the Market Measures generally, or to the exposure to the Market Measures that the notes provide specifically; or

▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes. For more information about the Market Measures, please see the sections titled “The Nasdaq-100 Index®,” “The Russell 2000® Index,” and “The iShares® Russell 2000 Value ETF” below.

PRS-6

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per note (the maturity payment amount) calculated as follows:

Step 1: Determine which Market Measure is the lowest performing Market Measure. The lowest performing Market Measure is the Market Measure with the lowest market measure return, calculated for each Market Measure as the percentage change from its starting value to its ending value.

Step 2: Calculate the maturity payment amount based on the ending value of the lowest performing Market Measure, as follows:

PRS-7

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

Selected Risk Considerations

The notes have complex features and investing in the notes will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read the more detailed explanation of the risks relating to the notes generally in the “Risk Factors” section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the notes in light of your particular circumstances.

Risks Relating To The Terms And Structure Of The Notes

You May Not Receive Any Positive Return On Your Investment In The Notes.

Any amount you receive on the notes on the stated maturity date in excess of the principal amount will depend on the direction and percentage increase, if any, in the ending value of the lowest performing Market Measure relative to its starting value. Because the value of the lowest performing Market Measure will be subject to market fluctuations, the ending value of the lowest performing Market Measure may be less than its starting value, in which case you will receive only the principal amount of your notes on the stated maturity date.

You Will Receive The Contingent Fixed Return Only If The Ending Value Of The Lowest Performing Market Measure Is Greater Than Or Equal To Its Starting Value.

You will receive the contingent fixed return only if the ending value of the lowest performing Market Measure is greater than or equal to its starting value. If the ending value of the lowest performing Market Measure is less than its starting value, then you will not receive the contingent fixed return, and you will receive only the principal amount of your notes on the stated maturity date.

The Potential Return On The Notes Is Limited To The Contingent Fixed Return.

The potential return on the notes is limited to the contingent fixed return, regardless of how significantly the ending value of the lowest performing Market Measure exceeds its starting value. The lowest performing Market Measure could appreciate from the pricing date through the calculation day by significantly more than the percentage represented by the contingent fixed return, in which case an investment in the notes will underperform a hypothetical alternative investment providing a 1-to-1 return based on the performance of the lowest performing Market Measure.

The Notes Are Subject To The Full Risks Of Each Market Measure And Will Be Negatively Affected If Any Market Measure Performs Poorly, Even If The Other Market Measures Perform Favorably.

You are subject to the full risks of each Market Measure. If any Market Measure performs poorly, you will be negatively affected, even if the other Market Measures perform favorably. The notes are not linked to a basket composed of the Market Measures, where the better performance of a Market Measure could offset the poor performance of the others. Instead, you are subject to the full risks of whichever Market Measure is the lowest performing Market Measure. As a result, the notes are riskier than an alternative investment linked to only one of the Market Measures or linked to a basket composed of each Market Measure. You should not invest in the notes unless you understand and are willing to accept the full downside risks of each Market Measure

Your Return On The Notes Depends Solely On The Performance Of The Lowest Performing Market Measure, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Market Measures.

Your return on the notes depends solely on the performance of the lowest performing Market Measure. Although it is necessary for each Market Measure to close at or above its respective starting value on the calculation date in order for you to receive the contingent fixed return at maturity, you will not benefit in any way from the performance of the better performing Market Measures. The notes may underperform an alternative investment linked to a basket composed of the Market Measures, since in such case the performance of the better performing Market Measures would be blended with the performance of the lowest performing Market Measure, resulting in a better return than the return of the lowest performing Market Measure alone.

You Are Subject To Risks Resulting From The Relationship Between The Market Measures.

As a holder of the notes, it is preferable from your perspective for the Market Measures to be correlated with each other so that their values will tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the Market Measures will not exhibit this relationship. The less correlated the Market Measures, the more likely it is that one or more of the Market Measures will be performing poorly at any time over the term of the notes. All that is necessary for the notes to perform poorly is for one of the Market Measures to perform poorly; the performance of the better performing Market Measures is not relevant to your return on the notes. It is impossible to predict what the relationship between the Market Measures will be over the term of the notes.

PRS-8

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

No Periodic Interest Will Be Paid On The Notes.

No periodic payments of interest will be made on the notes. The only payment made on the notes will be made on the stated maturity date.

The Notes Are Subject To Credit Risk.

The notes are our obligations and are not, either directly or indirectly, an obligation of any third party. The amounts payable under the notes are subject to our creditworthiness and you will have no ability to pursue the Fund or any securities included in or held by the Market Measures for payment. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations under the notes, you may not receive the amounts owed to you under the terms of the notes.

The Notes Are Considered To Be Issued With Original Issue Discount And Investors May Have Taxable Income Prior To The Receipt Of The Related Cash.

A holder may be required to include income on the notes over their term for tax purposes, even though that holder will not receive any payments until maturity. The notes are considered to be issued with original issue discount. If you are a U.S. holder of a note, you will be required to include income on the notes over their term based upon a comparable yield, even though you will not receive any payments until maturity. You are urged to review the section entitled “United States Federal Tax Considerations,” the section entitled “United States Federal Tax Considerations” in the product supplement and to consult your own tax advisor.

The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to a holder of the notes. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. The issuer intends to treat the notes as “contingent payment debt instruments,” as described under “United States Federal Tax Considerations.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of gain or loss with respect to the notes may differ. No ruling will be requested from the IRS with respect to the notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “United States Federal Tax Considerations.”

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING ALL ASPECTS OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Risks Relating To The Estimated Value Of The Notes And Any Secondary Market

The Estimated Value Of The Notes On The Pricing Date, Based On Our Proprietary Pricing Models, Is Less Than The Original Offering Price.

Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The original offering price of the notes exceeds our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the original offering price, but are not included in the estimated value. These costs include the agent discount and selling concessions, the profits that we and our affiliates and/or the agent and its affiliates expect to realize for assuming the risks in hedging our obligations under the notes, and the estimated cost of hedging these obligations.

The Terms Of The Notes Were Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the notes, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.

Our initial estimated value of the notes as of the date of this pricing supplement was derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Market Measures, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your notes in any secondary market at any time.

PRS-9

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the notes at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the notes at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the notes that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. WFS has advised us that, if you hold the notes through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the notes on your brokerage account statement. If you hold your notes through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at WFS, WFA or any of their affiliates.

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to stated maturity will be affected by the then-current value of the Market Measures, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” and which are described in more detail in the accompanying product supplement, are expected to affect the value of the notes: performance of the Market Measures; interest rates; volatility of the Market Measures; correlation among the Market Measures; time remaining to maturity; and dividend yields on the Funds and on the securities included in or held by the Market Measures. When we refer to the “value” of your note, we mean the value you could receive for your note if you are able to sell it in the open market before the stated maturity date.

In addition to the derivative component factors, the value of the notes will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the value of the Market Measures. Because numerous factors are expected to affect the value of the notes, changes in the values of the Market Measures may not result in a comparable change in the value of the notes. We anticipate that the value of the notes will always be at a discount to the principal amount plus the contingent fixed return.

The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

Risks Relating To The Market Measures

The Maturity Payment Amount Will Depend Upon The Performance Of The Market Measures And Therefore The Notes Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Notes Is Not The Same As Investing In The Market Measures. Investing in the notes is not equivalent to investing in the Market Measures. As an investor in the notes, your return will not reflect the return you would realize if you actually owned and held the securities included in or held by the Market Measures for a period similar to the term of the notes because you will not receive any dividend payments, distributions or any other payments paid on those securities. As a holder of the notes, you will not have any voting rights or any other rights that holders of the securities included in or held by the Market Measures would have.

•	Historical Values Of The Market Measures Should Not Be Taken As An Indication Of Their Future Performance During The Term Of The Notes.

•	Changes That Affect The Market Measures Or The Fund Underlying Index May Adversely Affect The Value Of The Notes And The Maturity Payment Amount.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In Or Held By The Market Measures Or The Fund Underlying Index.

•	We And Our Affiliates Have No Affiliation With The Index Sponsors, The Fund Sponsor Or The Fund Underlying Index Sponsor, And Have Not Independently Verified Their Public Disclosure Of Information.

PRS-10

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

•	An Investment Linked To The Shares Of A Fund Is Different From An Investment Linked To Its Fund Underlying Index.

•	There Are Risks Associated With A Fund.

•	Anti-dilution Adjustments Relating To The Shares Of A Fund Do Not Address Every Event That Could Affect Such Shares.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the calculation day as postponed.

An Investment In The Notes Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.

The stocks included in the RTY and held by the IWN are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large capitalization companies. As a result, each of the RTY and the IWN may be more volatile than that of a Market Measure that does not track solely small capitalization stocks. Stock prices of small capitalization companies are also generally more vulnerable than those of large capitalization companies to adverse business and economic developments, and the stocks of small capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

An Investment In The Notes Is Subject To Risks Associated With Non-U.S. Securities.

The NDX tracks, in part, the value of certain non-U.S. equity securities. You should be aware that investments in securities linked to the value of non-U.S. equity securities involve particular risks. The foreign securities markets comprising this index may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Investment Strategy Represented by the IWN's Underlying Index May Not Be Successful.

The “fund underlying index” of the IWN is the Russell 2000® Value Index (the “Value Index”). The Value Index measures the capitalization-weighted performance of the stocks included in the Russell 2000® Index that are determined by the sponsor of the Value Index to be value oriented, with lower price-to-book ratios and lower forecasted and historical growth. The basic principle of a value investment strategy is to invest in stocks that are determined to be relatively cheap or “undervalued” under the assumption that the value of such stocks will increase over time as the market recognizes and reflects those stocks' “fair” market value. However, stocks that are considered value stocks may fail to appreciate for extended periods of time, and may never realize their full potential value. In addition, stocks that are considered to be value oriented may have lower growth potential than other securities. Even if a value strategy with respect to the stocks included in the Value Index would generally be successful, the manner in which the Value Index implements its strategy may prove to be unsuccessful. As described below, the methodology of the Value Index has set parameters to determine whether a stock should be considered a “value” stock. The Value Index's parameters may not effectively implement its value strategy, and there can be no assurance that it will select stocks that are value oriented, or that the Value Index's methodology will not underperform any alternative implementation of such a strategy. Accordingly, the investment strategy represented by the Value Index may not be successful, and your investment in the Notes may result in a loss. An investment in the Notes may also provide a return that is less than an investment linked to the Value Index as a whole.

PRS-11

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the notes, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the notes. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the notes.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the notes. BMOCM, which is our affiliate, will be the calculation agent for the notes. As calculation agent, BMOCM will determine any values of the Market Measures and make any other determinations necessary to calculate any payments on the notes. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the notes. See the sections entitled “General Terms of the Notes— Certain Terms for Notes Linked to an Index—Market Disruption Events,”—Adjustments to an Index” and “—Discontinuance of an Index” and the sections entitled “General Terms of the Notes—Certain Terms for Notes Linked to a Fund—Market Disruption Events” and “—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the notes, and BMOCM’s determinations as calculation agent may adversely affect your return on the notes.

•	The estimated value of the notes was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the values of the Market Measures.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in or held by the Market Measures may adversely affect the value of the Market Measures.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the Market Measures.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the Market Measures.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the notes to you.

PRS-12

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 principal amount note on a hypothetical offering of notes under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting value of any Market Measure. The hypothetical starting value of 100.00 for each Market Measure has been chosen for illustrative purposes only and does not represent the actual starting value for any Market Measure. The actual starting value for each Market Measure is set forth under “Terms of the Notes” above. For historical data regarding the actual closing values of each Market Measure, see the historical information set forth below. The payout profile, return table and examples below assume that an investor purchases the notes for $1,000 per note. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Contingent Fixed Return:	18.00% or $180.00 per note
Hypothetical Starting Value:	For each Market Measure, 100.00

Hypothetical Payout Profile

100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Note Return at Maturity
18.00% Contingent Fixed Return
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Market Measure Return of Lowest Performing Market Measure
Hypothetical Return of the Lowest Performing Market Measure
Hypothetical Note Return at Maturity

PRS-13

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

Hypothetical Returns

Hypothetical ending value of the lowest performing Market Measure	Hypothetical market measure return of the lowest performing Market Measure(1)	Hypothetical maturity payment amount per note	Hypothetical pre-tax total rate of return(2)
200.00	100.00%	$1,180.00	18.00%
175.00	75.00%	$1,180.00	18.00%
160.00	60.00%	$1,180.00	18.00%
150.00	50.00%	$1,180.00	18.00%
140.00	40.00%	$1,180.00	18.00%
130.00	30.00%	$1,180.00	18.00%
120.00	20.00%	$1,180.00	18.00%
118.00	18.00%	$1,180.00	18.00%
110.00	10.00%	$1,180.00	18.00%
105.00	5.00%	$1,180.00	18.00%
100.00	0.00%	$1,180.00	18.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
40.00	-60.00%	$1,000.00	0.00%
30.00	-70.00%	$1,000.00	0.00%
20.00	-80.00%	$1,000.00	0.00%
10.00	-90.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

(1)	The market measure return of the lowest performing Market Measure is equal to the percentage change from its starting value to its ending value (i.e., the ending value of the lowest performing Market Measure minus its starting value, divided by its starting value).

(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per note to the principal amount of $1,000.

PRS-14

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

Hypothetical Examples

Example 1. The ending value of the lowest performing Market Measure is greater than its starting value and the maturity payment amount is greater than the principal amount and reflects a return equal to the contingent fixed return, which is greater than the market measure return of the lowest performing Market Measure:

	Nasdaq-100 Index®	Russell 2000® Index	iShares® Russell 2000 Value ETF
Hypothetical starting value:	100.00	100.00	$100.00
Hypothetical ending value:	110.00	115.00	$120.00
Hypothetical market measure return (ending value – starting value)/starting value:	10.00%	15.00%	20.00%

Step 1: Determine which Market Measure is the lowest performing Market Measure.

In this example, the Nasdaq-100 Index® has the lowest market measure return and is, therefore, the lowest performing Market Measure.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Market Measure.

Because the hypothetical ending value of the lowest performing Market Measure is greater than its hypothetical starting value, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to the contingent fixed return.

On the stated maturity date, you would receive $1,180.00 per note.

Example 2. The ending value of the lowest performing Market Measure is greater than its starting value and the maturity payment amount is greater than the principal amount and reflects a return equal to the contingent fixed return, which is less than the market measure return of the lowest performing Market Measure:

	Nasdaq-100 Index®	Russell 2000® Index	iShares® Russell 2000 Value ETF
Hypothetical starting value:	100.00	100.00	$100.00
Hypothetical ending value:	150.00	175.00	$140.00
Hypothetical market measure return (ending value – starting value)/starting value:	50.00%	75.00%	40.00%

Step 1: Determine which Market Measure is the lowest performing Market Measure.

In this example, the iShares® Russell 2000 Value ETF has the lowest market measure return and is, therefore, the lowest performing Market Measure.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Market Measure.

Because the hypothetical ending value of the lowest performing Market Measure is greater than its hypothetical starting value, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to the contingent fixed return. Even though the lowest performing Market Measure increased by 40% from the starting value to the ending value in this example, your return is limited to the contingent fixed return of 18%.

On the stated maturity date, you would receive $1,180.00 per note.

PRS-15

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

Example 3. The ending value of the lowest performing Market Measure is less than its starting value and the maturity payment amount is equal to the principal amount:

	Nasdaq-100 Index®	Russell 2000® Index	iShares® Russell 2000 Value ETF
Hypothetical starting value:	100.00	100.00	$100.00
Hypothetical ending value:	110.00	90.00	$120.00
Hypothetical market measure return (ending value – starting value)/starting value:	10.00%	-10.00%	20.00%

Step 1: Determine which Market Measure is the lowest performing Market Measure.

In this example, the Russell 2000® Index has the lowest market measure return and is, therefore, the lowest performing Market Measure.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Market Measure.

Because the hypothetical ending value of the lowest performing Market Measure is less than its hypothetical starting value, the maturity payment amount per note would be equal to the principal amount.

On the stated maturity date, you would receive $1,000.00 per note.

This example illustrates that the notes provide for the repayment of the principal amount at maturity even in scenarios in which the value of the lowest performing Market Measure declines significantly from its starting value (subject to issuer credit risk).

PRS-16

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

The Nasdaq-100 Index®

The Nasdaq-100 Index® (“NDX”) is a modified market capitalization-weighted index of the 100 largest non-financial stocks that have their primary U.S. listing on the Nasdaq Global Select Market or the Nasdaq Global Market. The NDX excludes securities of companies assigned to the Financials industry according to the Industry Classification Benchmark.

In addition, information about the NDX may be obtained from other sources including, but not limited to, the NDX sponsor’s website (including information regarding the NDX's sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor the agent makes any representation that such publicly available information regarding the NDX is accurate or complete.

Historical Information

We obtained the closing values of the NDX in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing values of the NDX for the period from January 1, 2019 to October 29, 2024. The closing value on October 29, 2024 was 20,550.65. The historical performance of the Nasdaq-100 Index® should not be taken as an indication of its future performance during the term of the notes.

PRS-17

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

Security Eligibility Criteria

To be eligible for initial inclusion in the NDX, a security must meet the following criteria:

•	the security must generally be a common stock, ordinary share, American Depositary Receipt (“ADR”), or tracking stock. Companies organized as real estate investment trusts are not eligible for index inclusion. If the security is an ADR, then references to the “issuer” are references to the underlying security and the total shares outstanding is the actual ADRs outstanding as reported by the depositary banks. If an issuer has listed multiple security classes, all security classes are eligible, subject to meeting all other security eligibility criteria;

•	the security’s primary U.S. listing must exclusively be listed on the Nasdaq Global Select Market or the Nasdaq Global Market;

•	if the security is issued by an issuer organized under the laws of a jurisdiction outside the United States, it must have listed options on a registered options market in the United States or be eligible for listed-options trading on a registered options market in the United States;

•	the security must be issued by a non-financial company (any industry other than Financials) according to the Industry Classification Benchmark;

•	the security must have a minimum average daily trading volume of 200,000 shares (measured over the three calendar months ending with the month that includes the reconstitution reference date);

•	the security must have traded for at least three full calendar months, not including the month of initial listing, on an “eligible exchange,” which includes Nasdaq (Nasdaq Global Select Market, Nasdaq Global Market, or Nasdaq Capital Market), NYSE, NYSE American or CBOE BZX. Eligibility is determined as of the constituent selection reference date, and includes that month. A security that was added to the NDX as a result of a spin-off event will be exempt from this requirement;

•	the security may not be issued by an issuer currently in bankruptcy proceedings; and

•	the issuer of the security generally may not have entered into a definitive agreement or other arrangement that would make it ineligible for NDX inclusion and where the transaction is imminent as determined by the Index Management Committee.

There is no market capitalization eligibility or float eligibility criterion.

Constituent Selection Process

The index sponsor selects constituents once annually in December. The security eligibility criteria are applied using market data as of the end of October and total shares outstanding as of the end of November. All eligible issuers, ranked by market capitalization, are considered for the NDX inclusion based on the following order of criteria.

•	The top 75 ranked issuers will be selected for inclusion in the NDX.

•	Any other issuers that were already members of the NDX as of the reconstitution reference date and are ranked within the top 100 are also selected for inclusion in the NDX.

•	In the event that fewer than 100 issuers pass the first two criteria, the remaining positions will first be filled, in rank order, by issuers currently in the index ranked in positions 101-125 that were ranked in the top 100 at the previous reconstitution or replacement-or spin-off-issuers added since the previous reconstitution. In the event that fewer than 100 issuers pass the first three criteria, the remaining positions will be filled, in rank order, by any issuers ranked in the top 100 that were not already members of the NDX as of the reconstitution reference date.

Index reconstitutions are announced in early December and become effective after the close of trading on the third Friday in December.

Constituent Weighting

The NDX is rebalanced on a quarterly basis in March, June, September and December and index weights are announced in early March, June, September and December.

Quarterly weight adjustment

The NDX’s quarterly weight adjustment employs a two-stage weight adjustment scheme according to issuer-level constraints.

Index securities’ initial weights are determined using up to two calculations of market capitalization: Total shares outstanding-derived market capitalization and index share-derived market capitalization. Total shares outstanding-derived market capitalization is defined as a security’s last sale price times its total shares outstanding. Index share-derived market capitalization is defined as a security’s last sale price times its updated index shares as of the prior month end. Both total shares outstanding-derived market capitalization and index share-derived market capitalization can be used to calculate total shares outstanding-derived index weights and index share-derived initial weights by dividing each index security’s total shares outstanding-derived market capitalization or index share-derived market capitalization by the aggregate total shares outstanding-derived market capitalization or index share-derived market capitalization of all index securities.

PRS-18

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

When the rebalance coincides with the reconstitution, only total shares outstanding-derived initial weights are used. When the rebalance does not coincide with the reconstitution, index share-derived initial weights are used when doing so results in no weight adjustment; otherwise, total shares outstanding-derived initial weights are used in both stages of the weight adjustment procedure. Issuer weights are the aggregated weights of the issuers’ respective index securities.

Stage 1

If no initial issuer weight exceeds 24%, initial weights are used as Stage 1 weights; otherwise, initial weights are adjusted to meet the following Stage 1 constraint, producing the Stage 1 weights:

•	No issuer weight may exceed 20% of the index.

Stage 2

If the aggregate weight of the subset of issuers whose Stage 1 weights exceed 4.5% does not exceed 48%, Stage 1 weights are used as final weights; otherwise, Stage 1 weights are adjusted to meet the following Stage 2 constraint, producing the final weights:

•	The aggregate weight of the subset of issuers whose Stage 1 weights exceed 4.5% is set to 40%.

Annual weight adjustment

The NDX’s annual weight adjustment employs a two-stage weight adjustment scheme according to security-level constraints.

Index securities’ initial weights are determined via the quarterly weight adjustment procedure.

Stage 1

If no initial security weight exceeds 15%, initial weights are used as Stage 1 weights; otherwise, initial weights are adjusted to meet the following Stage 1 constraint, producing the Stage 1 weights:

•	No security weight may exceed 14% of the index.

Stage 2

If the aggregate weight of the subset of index securities with the five largest market capitalizations is less than 40%, Stage 1 weights are used as final weights; otherwise, Stage 1 weights are adjusted to meet the following constraints, producing the final weights:

•	The aggregate weight of the subset of index securities with the five largest market capitalizations is set to 38.5%.

•	No security with a market capitalization outside the largest five may have a final index weight exceeding the lesser of 4.4% or the final index weight of the index security ranked fifth by market capitalization.

Special rebalance schedule

A special rebalance may be conducted at any time based on the weighting restrictions described above if it is determined to be necessary to maintain the integrity of the NDX.

Index Calculation

The NDX is a modified market capitalization-weighted index. The level of the NDX equals the index market value divided by the divisor. The index market value is the sum of each index security's market value, as may be adjusted for any corporate actions. An index security’s market value is determined by multiplying the last sale price by the number of shares of the index security represented in the NDX. The NDX is a price return index, which means that the NDX reflects changes in market value of the index securities and does not reflect regular cash dividends paid on those index securities.

If an index security does not trade on the relevant Nasdaq exchange on a given day or the relevant Nasdaq exchange has not opened for trading, the previous index calculation day’s closing price for the index security (adjusted for corporate actions occurring prior to market open on the current day, if any) is used. If an index security is halted during the trading day, the most recent last sale price is used until trading resumes. For securities where the Nasdaq Stock Market is the relevant Nasdaq exchange, the last sale price may be the Nasdaq Official Closing Price when it is closed.

PRS-19

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

The divisor is calculated as the ratio of (i) the start of day market value of the NDX divided by (ii) the previous day market value of the NDX. The index divisor is adjusted to ensure that changes in an index security’s price or shares either by corporate actions or index participation which occur outside of trading hours do not affect the index level. An index divisor change occurs after the close of the NDX.

Index Maintenance

Deletion Policy

If, at any time other than an index reconstitution, the index sponsor determines that an index security is ineligible for index inclusion, the index security is removed as soon as practicable. This may include:

•	Listing on an ineligible index exchange;

•	Merger, acquisition, or other major corporate event that would adversely impact the integrity of the NDX;

•	If a company is organized as a real estate investment trust;

•	If an index security is classified as a financial company (Financials industry) according to the Industry Classification Benchmark;

•	if the issuer has an adjusted market capitalization below 0.10% of the aggregate adjusted market capitalization of the NDX for two consecutive month ends; and

•	If a security that was added to the NDX as the result of a spin-off event has an adjusted market capitalization below 0.10% of the aggregate adjusted market capitalization of the NDX at the end of its second day of regular way trading as an index member.

In the case of mergers and acquisitions, the effective date for the removal of an index issuer or security will be largely event-based, with the goal to remove the issuer or security as soon as completion of the acquisition or merger has been deemed highly probable. Notable events include, but are not limited to, completion of various regulatory reviews, the conclusion of material lawsuits and/or shareholder and board approvals.

If at the time of the removal of the index issuer or security there is not sufficient time to provide advance notification of the replacement issuer or security so that both the removal and replacement can be effective on the same day, the index issuer or security being removed will be retained and persisted in the NDX calculations at its last sale price until the effective date of the replacement issuer or security’s entry to the NDX.

Securities that are added as a result of a spin-off may be deleted as soon as practicable after being added to the NDX. This may occur when the index sponsor determines that a security is ineligible for inclusion because of reasons such as ineligible exchange, security type, industry, or adjusted market capitalization. Securities that are added as a result of a spin-off may be maintained in the NDX until a later date and then removed, for example, if a spin-off security has liquidity characteristics that diverge materially from the security eligibility criteria and could affect the integrity of the NDX.

Replacement policy

Securities may be added to the NDX outside of the index reconstitution when there is a deletion. The index security (or all index securities under the same issuer, if appropriate) is replaced as soon as practicable if the issuer in its entirety is being deleted from the NDX. The issuer with the largest market capitalization and that meets all eligibility criteria as of the prior month end which is not in the NDX will replace the deleted Issuer. Issuers that are added as a result of a spin-off are not replaced until after they have been included in an index reconstitution.

For pending deletions set to occur soon after an index reconstitution and/or index rebalance effective date, the index sponsor may decide to remove the index security from the NDX in conjunction with the index reconstitution and/or index rebalance effective date.

Corporate actions

In the periods between scheduled index reconstitution and rebalancing events, individual index securities may be the subject to a variety of corporate actions and events that require maintenance and adjustments to the NDX, including special cash dividends, stock splits, stock dividends, bonus issues, reverse stock splits, rights offerings/issues, stock distributions of another security and spin-offs/de-mergers. Adjustments for corporate actions are made prior to market open on the effective date, ex-date, ex-dividend date or ex-distribution date of a given corporate action/event. In absence of one of those dates, there will be no adjustment to the NDX for such corporate action.

At the quarterly rebalancing, no changes are made to the NDX from the previous month end until the quarterly share change effective date, with the exception of corporate actions with an ex-date.

PRS-20

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

Index share adjustments

If a change in total shares outstanding arising from other corporate events is greater than or equal to 10%, an adjustment to index shares is made as soon as practicable after being sufficiently verified. If the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. The index shares are adjusted by the same percentage amount by which the total shares outstanding has changed.

License Agreement

The notes are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (collectively, “Nasdaq”). Nasdaq has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, The notes. Nasdaq makes no representation or warranty, express or implied to the owners of the notes, or any member of the public regarding the advisability of investing in notes generally or in the notes particularly, or the ability of the NDX to track general stock market performance. Nasdaq’s only relationship to us is in the licensing of the Nasdaq®, NDX trademarks or service marks, and certain trade names of Nasdaq and the use of the NDX which are determined, composed and calculated by Nasdaq without regard to us or the notes. Nasdaq has no obligation to take the needs of us or the owners of the notes into consideration in determining, composing or calculating the NDX. Nasdaq is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Nasdaq has no liability in connection with the administration, marketing or trading of the notes.

NASDAQ DOES NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NDX OR ANY DATA INCLUDED THEREIN. NASDAQ MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NDX OR ANY DATA INCLUDED THEREIN. NASDAQ MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NDX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL NASDAQ HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. NASDAQ®, NASDAQ 100® AND NASDAQ 100 INDEX® ARE TRADE OR SERVICE MARKS OF NASDAQ AND ARE INCENSED FOR USE BY US. THE NOTES HAVE NOT BEEN PASSED ON BY NASDAQ AS TO THEIR LEGALITY OR SUITABILITY. THE NOTES ARE NOT ISSUED, ENDORSED, SOLD OR PROMOTED BY NASDAQ. NASDAQ MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES.

PRS-21

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

The Russell 2000® Index

The Russell 2000® Index (“RTY”) measures the composite price performance of stocks of 2,000 companies incorporated in the U.S., its territories and certain “benefit-driven incorporation countries.” The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market.

In addition, information about the RTY may be obtained from other sources including, but not limited to, the RTY sponsor’s website (including information regarding the RTY's sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor the agent makes any representation that such publicly available information regarding the RTY is accurate or complete.

Historical Information

We obtained the closing values of the RTY in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing values of the RTY for the period from January 1, 2019 to October 29, 2024. The closing value on October 29, 2024 was 2,238.089. The historical performance of the RTY should not be taken as an indication of its future performance during the term of the notes.

PRS-22

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Russell began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 1, 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 96% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the notes.

Selection of Stocks Underlying the RTY

All companies eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades on a standard exchange in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned. If a company is designated as a Chinese N share, it will not be considered eligible for inclusion.

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the “rank day”, which is the last business day of April. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the rank day, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the 30 days prior to the rank date is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the rank day, it must have a closing price at or above $1.00 on another eligible U.S. exchange to remain eligible for inclusion.

An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the rank day for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined to determine total shares outstanding. If multiple classes of common stock exist, they are combined to determine total shares outstanding. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.

Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, U.S. limited liability companies, closed-end investment companies (companies that are required to report acquired fund fees and expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Exchange traded funds and mutual funds are also excluded. Bulletin board, pink sheets, and over-the-counter traded securities are not eligible for inclusion.

Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing values of the company’s common stock on its primary exchange on the rank day, all eligible securities are ranked by their total market capitalization. Reconstitution of the RTY occurs on the fourth Friday in June. In addition, FTSE Russell adds initial public offerings to the RTY on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

License Agreement

FTSE Russell and the Bank have entered into a non-exclusive license agreement providing for the license to the Bank, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with some notes, including the notes. The license agreement provides that the following language must be stated in this document.

PRS-23

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

FTSE Russell does not guarantee the accuracy and/or the completeness of the RTY or any data included in the RTY and has no liability for any errors, omissions, or interruptions in the RTY. FTSE Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the notes, or any other person or entity from the use of the RTY or any data included in the RTY in connection with the rights licensed under the license agreement described in this document or for any other use. FTSE Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the RTY or any data included in the RTY. Without limiting any of the above information, in no event will FTSE Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.

The notes are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in notes generally or in the notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the stocks upon which the RTY is based. FTSE Russell’s only relationship to the Bank is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed and calculated by FTSE Russell without regard to the Bank or the notes. FTSE Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

“Russell 2000®” and “Russell 3000®” are registered trademarks of FTSE Russell in the U.S. and other countries.

PRS-24

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

The iShares® Russell 2000 Value ETF

The iShares® Russell 2000 Value ETF (“IWN”) is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Value Index. The IWN is managed by iShares® Trust (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the IWN.

In addition, information about the IWN may be obtained from other sources including, but not limited to, the iShares website. We are not incorporating by reference into this pricing supplement the iShares website or any material it includes. Neither we nor the agent makes any representation that such publicly available information regarding the IWN is accurate or complete.

Historical Information

We obtained the closing prices of the IWN in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing prices of the IWN for the period from January 1, 2019 to October 29, 2024. The closing price on October 29, 2024 was $166.75. The historical performance of the IWN should not be taken as an indication of its future performance during the term of the notes.

PRS-25

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

The shares of the IWN trade on the NYSE Arca under the symbol “IWN.” The IWN's investment advisor is BlackRock Fund Advisors (“BFA”).

The IWN seeks to track the investment results of the Russell 2000® Value Index before fees and expenses of the IWN. Unlike many investment companies, the IWN does not try to “beat” the Russell 2000® Value Index and does not seek temporary defensive positions when markets decline or appear overvalued. Instead, BFA uses a representative sampling indexing strategy to manage the IWN. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of an underlying index. The IWN generally will invest at least 80% of its assets in the component securities of the Russell 2000® Value Index and may invest up to 20% of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates, as well as in securities not included in the Russell 2000® Value Index, but which BFA believes will help the IWN track the Russell 2000® Value Index. Cash and cash equivalent investments associated with a derivative position will be treated as part of that position for the purposes of calculating the percentage of investments included in the Russell 2000® Value Index.

Russell 2000® Value Index

The Russell 2000® Value Index (the “Value Index”) measures the performance of the small-cap value segment of the U.S. equity universe. It includes those Russell 2000® Index companies with relatively lower price-to-book ratios, lower I/B/E/S forecast medium term (2 year) growth and lower sales per share historical growth (5 years). The Russell 2000® Index tracks 2,000 U.S. small capitalization stocks listed on eligible U.S. exchanges (the “Russell 2000 Stocks”).

FTSE Russell’s Value and Growth Style Methodology

FTSE Russell uses a “non-linear probability” method to assign stocks to the Value Index and the Russell 2000® Growth Index (the “Growth Index”), an index that measures the performance of the small-cap growth segment of the U.S. equity universe and includes those Russell 2000 companies with relatively higher price-to-book ratios, higher I/B/E/S forecast medium term (2 year) growth and higher sales per share historical growth (5 years). FTSE Russell uses three variables in the determination of value and growth. For value, book-to-price (B/P) ratio is used, while for growth, two variables—I/B/E/S forecast medium-term growth (2-year) and sales per share historical growth (5-year)—are used. The term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price (B/P) ratio, I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year).

First, the Russell 2000 Stocks are ranked by their adjusted book-to-price ratio (B/P), their I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). These rankings are then converted to standardized units, where the value variable represents 50% of the score and the two growth variables represent the remaining 50%. Next, these units are combined to produce a composite value score (“CVS”).

The Russell 2000 Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, a stock with a lower CVS is considered growth, a stock with a higher CVS is considered value and a stock with a CVS in the middle range is considered to have both growth and value characteristics, and is weighted proportionately in the Growth Index and the Value Index. Stocks are always fully represented by the combination of their growth and value weights (e.g., a stock that is given a 20% weight in the Value Index will have an 80% weight in the Growth Index). Style index assignment for non-pricing vehicle share classes will be based on that of the pricing vehicle and assigned consistently across all additional share classes.

Stock A, in the figure below, is a security with 20% of its available shares assigned to the Value Index and the remaining 80% assigned to the Growth Index. The growth and value probabilities will always sum to 100%. Hence, the sum of a stock’s market capitalization in the Growth Index and the Value Index will always equal its market capitalization in the Russell 2000® Index.

PRS-26

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

In the figure above, the quartile breaks are calculated such that approximately 25% of the available market capitalization lies in each quartile. Stocks at the median are divided 50% in each of the Growth Index and the Value Index. Stocks below the first quartile are 100% in the Growth Index. Stocks above the third quartile are 100% in the Value Index. Stocks falling between the first and third quartile breaks are included in both the Growth Index and the Value Index to varying degrees, depending on how far they are above or below the median and how close they are to the first or third quartile breaks.

Roughly 70% of the available market capitalization is classified as all growth or all value. The remaining 30% have some portion of their market value in either the Value Index or the Growth Index, depending on their relative distance from the median value score. Note that there is a small position cutoff rule. If a stock’s weight is more than 95% in one style index, its weight is increased to 100% in that index.

In an effort to mitigate unnecessary turnover, FTSE Russell implements a banding methodology at the CVS level of the growth and value style algorithm. If a company’s CVS change from the previous year is greater than or equal to +/- 0.10 and if the company remains in the Russell 2000® Index, then the CVS remains unchanged during the next reconstitution process. Keeping the CVS static for these companies does not mean the probability (growth/value) will remain unchanged in all cases due to the relation of a CVS score to the overall index. However, this banding methodology is intended to reduce turnover caused by smaller, less meaningful movements while continuing to allow the larger, more meaningful changes to occur, signaling a true change in a company’s relation to the market.

In calculating growth and value weights, stocks with missing or negative values for B/P, or missing values for I/B/E/S growth (negative I/B/E/S growth is valid), or missing sales per share historical growth (5 years) (6 years of quarterly numbers are required), are allocated by using the mean value score of the Russell 2000® Index Subsector, Sector, Supersector or Industry group into which the company falls. Each missing (or negative B/P) variable is substituted with the Subsector, Sector, Supersector or Industry group independently. An industry must have five members or the substitution reverts to the subsector, and so forth to the sector. In addition, a weighted value score is calculated for securities with low analyst coverage for I/B/E/S medium-term growth. For securities with coverage by a single analyst, 2/3 of the Subsector, Sector, Supersector or Industry group value score is weighted with 1/3 the security’s independent value score. For those securities with coverage by two analysts, 2/3 of the independent security’s value score is used and only 1/3 of the Subsector, Sector, Supersector or Industry group is weighted. For those securities with at least three analysts contributing to the I/B/E/S medium-term growth, 100% of the independent security’s value score is used.

Additional information regarding the calculation and composition of the Russell 2000® Index can be found in the section entitled “The Russell 2000® Index” above.

PRS-27

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

United States Federal Tax Considerations

The following discussion supplements, and to the extent applicable supersedes, the discussion in the accompanying product supplement under the caption “United States Federal Tax Considerations.”

No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, in the opinion of our counsel, Ashurst LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method.” We intend to treat the notes accordingly, and the balance of this discussion assumes that this characterization is proper and will be respected.

U.S. Holders

If the notes are properly characterized as contingent payment debt instruments for U.S. federal income tax purposes, the notes generally will be subject to Treasury regulations governing contingent payment debt instruments. Under those regulations, and as further described under “United States Federal Tax Considerations” in the accompanying product supplement, a U.S. holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to the notes. A U.S. holder of notes may be required to include in income OID in excess of actual cash payments received for certain taxable years.

We have determined that the comparable yield for the notes is equal to 4.897% per annum, compounded semi-annually with a projected payment at maturity of $1,156.5163 based on an investment of $1,000.

The following table is based upon a projected payment schedule (including estimates of the annual interest payments) and a comparable yield equal to 4.897% per annum (compounded semi-annually). The comparable yield has been determined by us for purposes of illustrating the application of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations to the notes based on the issue date and the stated maturity date. This tax accrual table is based upon a projected payment schedule per $1,000 principal amount of the notes, which would consist of estimates of the annual interest payments and a repayment of $1,000 at maturity. The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments that will actually be made with respect to your notes.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 principal amount of the Notes)	Total Interest Deemed to Have Accrued from Issue Date (per $1,000 principal amount of the Notes)
November 1, 2024 through December 31, 2024	$8.1617	$8.1617
January 1, 2025 through December 31, 2025	$49.9741	$58.1358
January 1, 2026 through December 31, 2026	$52.4513	$110.5870
January 1, 2027 through November 3, 2027	$45.9293	$156.5163

Upon a sale, exchange, redemption, retirement, or other disposition of the notes, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized and that holder’s adjusted tax basis in the notes. A U.S. holder’s adjusted tax basis in the notes generally will equal the cost of the notes, increased by the amount of OID previously accrued by the holder for the notes. A U.S. holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. holder’s holding period for the note. The deductibility of capital losses by a U.S. holder is subject to limitations.

Non-United States Holders

Please see the discussion under “United States Federal Tax Considerations—Non-United States Holders” in the accompanying product supplement for material U.S. federal income and estate tax consequences that will apply to non-United States holders of the notes.

PRS-28

Market Linked Notes—Contingent Fixed Return and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index, and the iShares® Russell 2000 Value ETF due November 3, 2027

Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the notes are not delta-one instruments, non-United States holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting a Market Measure or the notes (for example, upon a Market Measure rebalancing), and following such occurrence the notes could be treated as subject to withholding on dividend equivalent payments. Non-United States holders that enter, or have entered, into other transactions in respect of a Market Measure or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Issuer in conformity with the senior indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed, authenticated, issued and delivered, to the extent that validity of the notes is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and will be valid obligations of the Issuer, subject to the following limitations (i) the enforceability of the senior indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the senior indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the senior indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the senior indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to certain assumptions about (i) the Trustees’ authorization, execution and delivery of the senior indenture, (ii) the genuineness of signatures and (iii) certain other matters, all as stated in the letter of such counsel dated May 26, 2022, which has been filed as Exhibit 5.3 to the Issuer's Form 6-K filed with the SEC and dated May 26, 2022.

In the opinion of Ashurst LLP, when the pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will be executed, authenticated, issued and delivered, and the notes have been issued and sold as contemplated by the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the senior indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the senior indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated May 26, 2022, which has been filed as Exhibit 5.4 to the Issuer’s Form 6-K dated May 26, 2022.

PRS-29